                                                                   EXHIBIT 10.20

                                           ***TEXT OMITTED AND FILED SEPARATELY
                                             CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                   200.83 AND 240.24b-2

                MANUFACTURING AND FULFILLMENT SERVICES AGREEMENT


        THIS MANUFACTURING AND FULFILLMENT SERVICES AGREEMENT (the "Agreement") is made and entered into as of November 4, 1999 (the "Effective Date"), by and between MP3.COM, INC., a Delaware corporation ("MP3.com"), and CINRAM, INC., a Delaware corporation ("Cinram").

                                    RECITALS

        A. MP3.com is an on-line distributor and promoter of music and is engaged in electronic commerce and the distribution of Digital Automatic Music
(DAM) CDs, Compilation CDs (as defined below) and other merchandise.

        B. Cinram is an international manufacturer of CDs, DVDs, audiocassettes and videocassettes, and provides various fulfillment services to its customers.

        C. The parties desire by this Agreement to set forth the terms and conditions for the engagement of Cinram as MP3.com's exclusive, worldwide manufacturer of certain products, including DAM CDs and Compilation CDs, and as MP3.com's exclusive, worldwide provider of fulfillment services for certain merchandise sold by MP3.com.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms set forth below have the following meanings:

        1.1 "AFFILIATE" means any corporation or other entity which controls, is controlled by, or is under common control with, a party. A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity.

        1.2 "BONA FIDE MANUFACTURER" has the meaning set forth in Section
7.2(b).

        1.3 "BUSINESS DAY" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in San Diego County, California.

        1.4 "CD" means a digital audio compact disc.

        1.5 "CD-R" means a CD that is capable of being recorded upon.

        1.6 "CHANGE IN CONTROL" means (a) a sale, lease or other disposition of all or substantially all of the assets of Cinram or Cinram's parent, Cinram International ("CINRAM INTERNATIONAL") to any Third Party, (b) a merger, reverse merger, consolidation or reorganization of Cinram or Cinram International with or into a Third Party unless, immediately following any



                                       1.
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such transaction, the Persons who were the stockholders of Cinram or Cinram
International, as applicable, immediately prior to such transaction, together with their Affiliates, possess, directly or indirectly, at least 50% of the voting power of the surviving entity in the merger, reverse merger, consolidation or reorganization, (c) the acquisition by a Third Party of securities of Cinram or Cinram International representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of Cinram or Cinram International, or (d) the individuals who at the beginning of any period of two (2) consecutive years constitute the Board of Directors of Cinram International, cease for any reason during such period to constitute at least a majority of the Board of Directors of Cinram International.

        1.7 "COMPILATION CDS" means CDs compiled featuring works of one or more artists. Compilation CDs may include multi-media content, as well as audio files.

        1.8 "CONFIDENTIAL INFORMATION" means any confidential or proprietary information of a party, including without limitation, names of customers, e-mail addresses, terms of contracts, technical know-how, processes, methods of operation, marketing methods, pricing policies, works in process, future developments, and engineering, manufacturing, marketing and business plans relating to such party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Notwithstanding the foregoing, Confidential Information will not include any information which the receiving party can prove by competent written evidence:

               (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

               (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

               (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or

               (d) is the subject of a written permission to disclose provided by the disclosing party.

        1.9 "CONTENT SOFTWARE" means software owned by or licensed (with a right to sublicense) to MP3.com that is required to take MP3.com's content (including but not limited to redbook and MP3 audio formats as well as video, graphics and music and/or video software players) and proprietary aesthetic design and incorporate it into a comprehensive file that can then be burned onto a CD-R or other tangible media utilizing a just-in-time manufacturing process.

        1.10 "CONTROLLED AFFILIATE" means an Affiliate of MP3.com that is majority-owned by MP3.com or as to which MP3.com is expressly authorized to select the manufacturer of products or the provider of fulfillment services for such Affiliate.

        1.11 "DAMAGES" has the meaning set forth in Section 14.1.



                                       2.
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        1.12 "DAM CDS" means fully-packaged CDs, which contain multiple songs and which may contain multimedia features, including graphics, video, song lyrics and artist biographical information, as well as an embedded music and/or video player. Content contained on each DAM CD may be in multiple digital formats.

        1.13 "DVD" means digital versatile disc.

        1.14 "EQUIPMENT" means the hardware required to manufacture DAM CDs.

        1.15 "FULFILLMENT PRODUCTS" means the products set forth on Exhibit A, as amended from time to time upon the mutual written agreement of the parties pursuant to Section 3.3.

        1.16 "FULFILLMENT SERVICES" means (a) the picking, packaging and shipping of all orders for Products, and (b) the performance of the related services, all as set forth on Exhibits B and B-1, each as amended from time to time upon the mutual written agreement of the parties.

        1.17 "FULLY OPERATIONAL" means, with respect to Cinram, that Cinram is meeting its performance obligations under this Agreement, including the Service Levels, the Specifications and manufacturing of Manufactured Products all at a volume per day which meets the forecast levels provided by MP3.com.

        1.18 "IMPROVEMENTS" means all improvements, enhancements, modifications, alterations, translations or derivative works of the Manufacturing Software and/or the Content Software made or developed by or on behalf of Cinram or MP3.com during the Term.

        1.19 "MAJOR LABELS" means any record company owned or distributed by or affiliated with any of BMG Entertainment, EMI Records, Sony Music Entertainment, Inc., Universal Music Group and Warner/Elektra/Atlantic Corporation.

        1.20 "MANUFACTURED PRODUCTS" means the products set forth on Exhibit A, as amended from time to time upon the mutual written agreement of the parties pursuant to Section 3.3, which are to be manufactured according to the Specifications by Cinram for MP3.com hereunder.

        1.21 "MANUFACTURING AND FULFILLMENT FEES" has the meaning set forth in
Section 7.1.

        1.22 "MANUFACTURING PLAN" means the plan set forth on Exhibit C for the scale-up of Cinram's facilities to enable the performance of Manufacturing Services and Fulfillment Services, as amended from time to time upon the mutual written agreement of the parties.

        1.23 "MANUFACTURING SERVICES" means the manufacturing of Manufactured Products in accordance with the terms of this Agreement, including the services set forth on Exhibits B and B-1, each as amended from time to time upon the mutual written agreement of the parties.

        1.24 "MANUFACTURING SOFTWARE" means software owned by or licensed (with a right to sublicense) to MP3.com that is required to take content, from MP3.com or any other customer (including but not limited to redbook and MP3 audio formats as well as video, graphics and music and/or video software players), and "burn" such content onto a CD-R or other tangible



                                       3.
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media utilizing a just-in-time manufacturing process, but shall not include any software that constitutes Content Software.

        1.25 "NEW PRODUCT" has the meaning set forth in Section 3.3.

        1.26 "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, any governmental entity or department, bureau or agency thereof.

        1.27 "PROBLEM PRODUCTS" means Fulfillment Products shipped to Cinram which cannot be processed by Cinram without imposing an unreasonable hardship on Cinram, including Fulfillment Products which arrive with insufficient paperwork or are faulty or damaged.

        1.28 "PRODUCTS" means the Fulfillment Products and the Manufactured Products.

        1.29 "SERVICE LEVELS" means the service levels set forth in Exhibits B and B-1, each as amended from time to time upon the mutual written agreement of the parties.

        1.30 "SPECIAL SERVICE FEES" has the meaning set forth in Section 7.3.

        1.31 "SPECIAL SERVICES" has the meaning set forth in Section 6.3.

        1.32 "SPECIFICATIONS" means the specifications set forth on Exhibit D, as amended from time to time upon the mutual written agreement of the parties.

        1.33 "TERM" has the meaning set forth in Section 10.

        1.34 "THIRD PARTY" means any Person other than MP3.com or Cinram or an Affiliate of MP3.com or Cinram.

2. MANUFACTURING PLAN; PURCHASE AND SALE OF EQUIPMENT. The parties agree that as soon as practicable after the Effective Date, the parties will work to develop a detailed project plan setting forth the rights and responsibilities of each party with respect to getting Cinram Fully Operational. The parties agree that such project plan will be generally consistent with the Manufacturing Plan. To the extent Cinram purchases any Equipment from MP3.com, Cinram will purchase such Equipment at its then current book value.

3.      EXCLUSIVE RIGHTS; JOINT MARKETING.

        3.1 MANUFACTURING RIGHTS. Subject to the terms and conditions of this Agreement and during the Term, except as set forth in the Manufacturing Plan,
(a) Cinram will have the exclusive, world-wide right and obligation to provide Manufacturing Services for MP3.com and its Controlled Affiliates, and (b) MP3.com agrees that it will purchase all of its and its Controlled Affiliates' requirements for Manufacturing Services exclusively from Cinram and that, except for such purchases from Cinram, neither MP3.com nor any of its Controlled Affiliates will perform, purchase, order or solicit bids from (except as set forth in Sections 5.4, 7.2(b) and 16.1(b)) any Third Party for Manufacturing Services; provided, however, that MP3.com and its



                                       4.
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Controlled Affiliates shall retain the right to perform, purchase, order or solicit bids for Manufacturing Services for research, development and testing purposes to the extent that such Manufacturing Services do not result in production of more than [***] units per day of each item so produced.

        3.2 FULFILLMENT RIGHTS. Subject to the terms and conditions of this Agreement and during the Term, (a) Cinram will have the exclusive, world-wide right and obligation to provide all Fulfillment Services for MP3.com and its Controlled Affiliates, and (b) MP3.com agrees that it and its Controlled Affiliates will purchase Fulfillment Services exclusively from Cinram and that neither MP3.com nor its Controlled Affiliates will contract or have any arrangements with, or solicit bids from (except as set forth in Sections 5.4, 7.2(b) and 16.1(b)), any Third Party for Fulfillment Services; provided, however, that MP3.com and its Controlled Affiliates shall retain the right to perform and/or contract or have any arrangements with, or solicit bids from, any Third Party for Fulfillment Services for research, development and testing purposes to the extent that such Fulfillment Services do not result in fulfillment of services for more than [***] units per day of each item so provided.

        3.3 [***]

        3.4 [***]



*** CONFIDENTIAL TREATMENT REQUESTED


                                       5.
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4.      GRANT OF LICENSES.

        4.1 MANUFACTURING SOFTWARE AND CONTENT SOFTWARE. Subject to the terms and conditions of this Agreement, MP3.com hereby grants to Cinram (a) a non-exclusive, non-transferable, worldwide, irrevocable, fully-paid license (without the right to sublicense) to use the Manufacturing Software owned by MP3.com and, to the extent sublicensing is permitted under any applicable licenses, licensed to MP3.com, and (b) during the Term, a non-exclusive, non-transferable, worldwide, fully-paid license (without the right to sublicense) to use the Content Software owned by MP3.com and, to the extent sublicensing is permitted under any applicable licenses, licensed to MP3.com, solely to perform Manufacturing Services and Fulfillment Services for MP3.com and its Affiliates in accordance with this Agreement. Notwithstanding the foregoing, Cinram will have no right to use the Content Software for or on behalf of any Third Party. Except as set forth in this Section 4.1, MP3.com reserves all other rights in the Manufacturing Software and the Content Software.

        4.2 IMPROVEMENTS. Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a non-exclusive, non-transferable, worldwide, irrevocable (except as set forth in Section 11 hereof), fully-paid license to use, without the right to sublicense, solely for its internal business purposes, any Improvements created during the Term. Every six (6) months during the Term, each party will provide to the other party (a) a report which sets forth in reasonable detail all Improvements made or developed by or on behalf of such party during such six (6) month period, and (b) all supporting documentation related thereto.

5.      MANUFACTURING SERVICES.

        5.1 PLACE OF PERFORMANCE. The Manufacturing Services will be performed by Cinram at Cinram's place of business in Anaheim, California, and/or at such other business locations in the 48 contiguous United States as Cinram may maintain from time to time, or such other location as mutually agreed by Cinram and MP3.com; provided, however, that Cinram may out-source certain Manufacturing Services to a Third Party on a temporary basis, subject to the prior written consent of MP3.com, so long as Cinram remains primarily responsible for providing such out-sourced Manufacturing Services.

        5.2 SERVICE LEVELS. The Service Levels define certain minimum standards of performance which Cinram will maintain in rendering the Manufacturing Services. Cinram will use commercially reasonable efforts to provide Manufacturing Services in accordance with the Service Levels. In circumstances in which this Agreement does not stipulate certain Service Levels with respect to a particular Manufacturing Service, Cinram and MP3.com will mutually agree in writing upon the Service Levels with respect to such Manufacturing Service, and Cinram will use commercially reasonable efforts to provide such Manufacturing Service in



                                       6.
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accordance with such agreed upon Service Levels. Cinram's failure to perform the
Manufacturing Services in accordance with the Service Levels will be subject to the default and cure provisions set forth in Exhibit B-1.

        5.3 SPECIFICATIONS. Cinram will perform the Manufacturing Services in accordance with the Specifications. If Exhibit D does not set forth the Specifications with respect to certain Manufacturing Services, Cinram and MP3.com will mutually agree in writing upon the Specifications for such Manufacturing Services, and Cinram will use commercially reasonable efforts to perform such Manufacturing Services in accordance with such Specifications. Cinram's failure to perform the Manufacturing Services in accordance with the Specifications will be subject to the default and cure provisions set forth in Exhibit B-1.

        5.4 MUSICAL CONTENT AND GRAPHICS MATERIAL. MP3.com will make all content with respect to the Manufactured Products available to Cinram in accordance with the Manufacturing Plan, but in all cases in a manner so as to permit Cinram to manufacture the Manufactured Products within the Specifications. Cinram retains the right, in its sole reasonable discretion, to decline to produce any Manufactured Product if it has been notified of or reasonably believes any content or other components of such Manufactured Product infringe any trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. In order to assist Cinram in complying with the requirements set forth under the International Recording Media Association ("IRMA") Anti-Piracy Compliance Program, MP3.com acknowledges and agrees that (a) Cinram will incorporate a code in all audio and video glass masters and any CD, DVD or other similar product indicating the location of production of such product, (b) except as provided in clause (d) hereof and in
Section 11.3(e), Cinram will maintain one source copy of each CD, DVD or other similar product forwarded to it by MP3.com for one year, (c) Cinram may in its sole discretion investigate the ownership of any and all materials provided to it for duplication or reproduction, and (d) if Cinram reasonably determines, or in its sole reasonable discretion has reason to believe, that MP3.com does not possess the power or authority to duplicate or reproduce a product or materials, Cinram may quarantine such product or materials forwarded to Cinram and, within ten (10) Business Days, return such product or materials to MP3.com at MP3.com's sole cost and expense; provided, however, if Cinram refuses to duplicate or reproduce a product or materials pursuant to clause (d) hereof, Cinram thereby waives its rights to exclusivity under Section 3 with respect to such product or materials.

        5.5 WARRANTY. Cinram represents and warrants, for a period of one (1) year from the date of delivery with respect to each Manufactured Product supplied under this Agreement, that such Manufactured Product will be free from material defects in materials and workmanship and will materially conform to the Specifications.

6.      FULFILLMENT SERVICES.

        6.1 PLACE OF PERFORMANCE. The Fulfillment Services will be performed by Cinram at Cinram's place of business in Anaheim, California, and/or at such other business locations in the 48 contiguous United States as Cinram may maintain from time to time, or such other location as mutually agreed by Cinram and MP3.com; provided, however, that Cinram may out-source to a Third Party certain Fulfillment Services on a temporary basis, subject to the prior written consent



                                       7.
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of MP3.com, so long as Cinram remains primarily responsible for providing such out-sourced Fulfillment Services.

        6.2 SERVICE LEVELS. The Service Levels define certain minimum standards of performance which Cinram will maintain in rendering the Fulfillment Services. Cinram will use commercially reasonable efforts to provide Fulfillment Services in accordance with the Service Levels. In circumstances in which this Agreement does not stipulate certain Service Levels with respect to a particular Fulfillment Service, Cinram and MP3.com will mutually agree in writing upon the Service Levels with respect to such Fulfillment Service, and Cinram will use commercially reasonable efforts to provide such Fulfillment Service in accordance with such agreed upon Service Levels. Cinram's failure to perform the Fulfillment Services in accordance with the Service Levels will be subject to the default and cure provisions set forth in Exhibit B-1.

        6.3 SPECIAL SERVICES. MP3.com may from time to time during the Term request Cinram to perform Fulfillment Services on its behalf not covered by this Agreement or to change any Service Level ("Special Services"). MP3.com will notify Cinram in writing of its particular requirements with respect to any Special Services, and Cinram will use commercially reasonable efforts to comply with such requirements provided that the written notification is given in a timely manner and the requirements and procedures are reasonable and not economically burdensome. Cinram will promptly notify MP3.com in writing if Cinram cannot perform any Special Services.

        6.4 FORECASTS. MP3.com recognizes and understands the importance of keeping Cinram informed at all times of forecasted order volumes, schedule changes, fast and slow selling Products or vendor problems and all other material business issues which might have an effect on the performance by Cinram of its obligations hereunder. MP3.com will use commercially reasonable efforts to provide Cinram with non-binding forecasts and other information, including new artist signings, upcoming release dates and promotional and sale items, so as to assist Cinram in meeting the Service Levels provided herein, and will deliver to Cinram revised non-binding forecasts whenever it believes that any business condition of which it is aware may have the effect of materially changing any item of a previous forecast furnished to Cinram. If actual order volumes vary by more than 50% from forecasted levels, or if MP3.com has not advised Cinram of any material business issues of which it is aware at the time of forecast which affect the performance by Cinram of its obligations hereunder, Cinram shall be deemed to comply with Section 6.2 with respect to Service Levels directly or indirectly affected by such variance or such business issues if it uses reasonable commercial efforts to achieve such Service Levels.

        6.5 COLLECTION RISKS. Notwithstanding anything contained herein to the contrary, the parties acknowledge that Cinram will not be required to make any collection efforts on behalf of MP3.com and will share no risk with respect to any failure of MP3.com to collect on any order.

7. FEES AND CHARGES. In consideration for performing the Manufacturing Services and Fulfillment Services during the Term, MP3.com will pay to Cinram the following fees and charges:



                                       8.
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        7.1 MANUFACTURING AND FULFILLMENT FEES. During the period commencing on the Effective Date and ending six (6) months after the date Cinram becomes Fully Operational, MP3.com will pay to Cinram fees for the Manufacturing Services and Fulfillment Services provided hereunder (the "Manufacturing and Fulfillment Fees") at the rates set forth in Exhibit E. Upon the six (6) month anniversary of the date Cinram becomes Fully Operational, the parties will adjust the Manufacturing and Fulfillment Fees, as necessary, upon mutual written agreement of the parties taking into account Cinram's experience in providing the Manufacturing Services and Fulfillment Services; provided, however, that in no event will the unit cost of DAM CDs and Compilation CDs exceed the applicable unit cost (as determined by volume) of DAM CDs and Compilation CDs set forth on Exhibit E as of the Effective Date. The parties agree to negotiate in good faith with respect to any adjustment of the Manufacturing and Fulfillment Fees.

        7.2 [***]

        7.3 SPECIAL SERVICES FEES. If MP3.com requests that Cinram provide any Special Services, MP3.com will pay Cinram such amount with respect to such Special Services as will

*** CONFIDENTIAL TREATMENT REQUESTED

                                       9.
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be agreed between the parties, which amount may include charges for setting up the required Special Service as well as the performance of the Special Service (the "Special Service Fees").

        7.4 SHIPPING COSTS. All UPS, U.S.P.S., common carrier and other delivery service shipping costs, insurance, brokerage fees, taxes and other similar expenses related to the shipping to Cinram of Products and the shipping by Cinram of Products to customers in accordance with the Specifications and Service Levels are the sole responsibility of MP3.com. To the extent practicable, Cinram will cause all shipping charges to be billed directly to MP3.com by the carrier. If through Cinram's buying power Cinram can effectively reduce MP3.com's freight expense, then upon the mutual written agreement of the parties Cinram will prepay and bill the freight to MP3.com with a [***] markup.

        7.5 PAYMENT TERMS. Cinram will provide to MP3.com on a weekly basis an invoice (in hard copy form) indicating all Manufacturing and Fulfillment Fees and Special Service Fees incurred during such week. Cinram will provide to MP3.com on a weekly basis an invoice (in hard copy form) indicating all shipping fees and other shipping and handling charges incurred with respect to shipments of Products during such week. All invoices and other charges payable hereunder will be paid solely in United States Dollars. If conversion from other currencies is required for any purpose, the mid-market, midday rate as posted by Reuters will apply. All invoices will be due and payable in full within thirty
(30) days after receipt, except invoices for shipping fees and other shipping and handling charges, which will be due and payable in full within seven (7) days after receipt. Any amounts disputed in good faith by MP3.com and the reasons therefor will be reported to Cinram within fifteen (15) days after receipt of the applicable invoice, and MP3.com and Cinram agree to work diligently to resolve the dispute within thirty (30) days of the receipt of the notice of dispute from MP3.com. Invoices that are not paid within thirty (30) days, other than those for which a dispute has been reported by MP3.com, shall be assessed a late payment charge at the rate of 1.5% per month on the unpaid balance, retroactive to the date of the invoice.

        7.6 ACCOUNTING INFORMATION. Cinram will provide to MP3.com the accounting information required in the project plan to be created and agreed upon by the parties pursuant to Section 2.

8. INVENTORY. Fulfillment Product inventory will be handled and processed as follows:

        8.1 INVENTORY REQUIREMENTS. The parties will establish inventory management procedures on a product-by-product basis. Cinram will use commercially reasonable efforts to preserve and maintain Fulfillment Products received for MP3.com in good and marketable condition. At least one (1) Business Day prior to the expected delivery of Fulfillment Products to Cinram, MP3.com will supply Cinram with a copy of the purchase order by which MP3.com ordered such Fulfillment Products, or all requisite details of the purchase order to permit Cinram to identify MP3.com's Fulfillment Products. Cinram will provide to MP3.com a monthly report (in hard copy form) which sets forth an accurate accounting of Fulfillment Products held in inventory by Cinram. Cinram will keep complete and accurate records in sufficient detail to permit MP3.com to confirm the inventory of Fulfillment Products held by Cinram. MP3.com will have the right to audit such records during normal business hours upon reasonable prior written notice to Cinram.

*** CONFIDENTIAL TREATMENT REQUESTED

                                      10.
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        8.2 INVENTORY SHIPMENTS. For inbound shipments of Fulfillment Products,
MP3.com will advise its vendors that motor carriers must contact Cinram at least one (1) Business Day prior to delivery and make a delivery appointment prior to arrival. Cinram will use commercially reasonable efforts to promptly notify MP3.com in writing if any of its vendors fails to contact Cinram prior to delivery. Inbound shipments arriving at Cinram's warehouse without one Business Day's prior notice may be delayed depending on the space and manpower available at the time of arrival. Each inbound shipment must have a packing slip and each carton must be marked with the order number.

        8.3 PROBLEM PRODUCTS. Cinram will use its reasonable commercial efforts to comply with MP3.com's written instruction regarding handling and disposing of Problem Products and will use its reasonable commercial efforts to submit a report of Problem Products within five (5) Business Days of having become aware of its status as Problem Products. Cinram will not include Problem Products in the inventory of items available for shipment to customers. MP3.com acknowledges that Problem Products cannot be stored indefinitely and that all Problem Products will be removed within sixty (60) days of Cinram notifying MP3.com of all specific details relevant to the classification of the Fulfillment Products as Problem Products. Cinram has the right to dispose of Problem Products by returning the Problem Products to MP3.com on a freight collect basis (provided MP3.com has not provided Cinram with other directions within the earlier of the 60-day period or the date of shipment) or taking any other actions which are reasonable under the circumstances.

        8.4 REJECTION OF INVENTORY. Cinram reserves the right to refuse, without liability of any kind, acceptance of Fulfillment Products which, because of its condition, might cause, in Cinram's sole reasonable judgment, infestation, contamination or damage to the warehouse facility or to other goods in the custody of Cinram. Cinram will notify MP3.com of its refusal to accept any such Fulfillment Products and the reason for its refusal within forty-eight (48) hours of such refusal. If Cinram believes that any Fulfillment Products have caused or may cause damage to its warehouse facility or to any other goods in the custody of Cinram or has characteristics which make its storage illegal, Cinram, after giving reasonable notice to MP3.com, may dispose of the Fulfillment Products in any lawful manner, will incur no liability by reason of such disposal and MP3.com will pay Cinram any costs incurred by Cinram in connection with such disposal.

        8.5 TITLE TO INVENTORY. All Fulfillment Products in the possession of Cinram will be and remain the exclusive property of MP3.com, and Cinram acknowledges and agrees that it will acquire no right, title or interest in or to any Fulfillment Products by reason of this Agreement except as set forth in
Section 11.3(a). Except in the course of carrying out its Fulfillment Services hereunder, Cinram will not transfer, assign, exchange, lease, encumber, pledge, create a security interest in or otherwise dispose of the Fulfillment Products and will not subject the Fulfillment Products to attachment, levy or seizure by or on behalf of any creditor of Cinram. MP3.com may file any financing statements(s) with respect to the Fulfillment Products in the possession of Cinram.

        8.6 RISK OF LOSS. All risk of loss and damage to Fulfillment Products from any cause prior to receipt by Cinram into, and from and after the removal by common carrier from, the inventory at Cinram's facility will be borne by MP3.com (or its customer, if applicable). Cinram



                                      11.
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will make reasonable efforts to take reasonable care of the Fulfillment Products inventory while in Cinram's possession.

        8.7 INSPECTION OF INVENTORY. During the Term, MP3.com, during normal business hours and on at least twenty-four (24) hours prior telephonic or electronic notice, will have access to Cinram's warehouse for the purpose of conducting a physical inventory of the Fulfillment Products and verifying security measures and proper processing. Cinram will maintain actual perpetual inventory records for all Fulfillment Products in its possession.

9. TAXES. All fees, costs, charges and other amounts payable to Cinram hereunder are exclusive of applicable taxes, if any, which are the responsibility of MP3.com. In addition, MP3.com will be responsible for the collection and payment of all sales taxes, the preparation and filing of all sales tax documentation and the compliance with all sales tax laws. Cinram will have no responsibility for payment or collection of any such taxes. MP3.com shall indemnify and hold Cinram harmless from and against any and all claims, suits, actions, debts, damages, costs, charges and expenses, including court costs and attorneys' fees, incurred by Cinram due to MP3.com's failure to properly file and pay applicable sales, use and tangible personal property taxes.

10. TERM. The term of this Agreement will commence as of the date hereof and will continue for a period of ten (10) years thereafter, unless terminated earlier in accordance with the provisions of Section 11 or Section 7.2(b) (the "Term").

11.     TERMINATION.

        11.1 TERMINATION BY MP3.COM. MP3.com, at its option and without any prejudice to any other rights it may have, may, by providing written notice, terminate this Agreement pursuant to Exhibit B-1 or upon the occurrence of any of the following events:

               (a) The failure of Cinram to perform any material term, condition or covenant contained in this Agreement on its part to be performed or observed, where such failure continues for a period of thirty (30) days after written notice of the failure to Cinram;

               (b) The ninety-day anniversary of the event causing the delay or failure under Section 16.1 if not cured to the reasonable satisfaction of MP3.com prior to such anniversary;

               (c) The filing of a voluntary or involuntary petition for bankruptcy, insolvency proceeding, liquidation or assignment for the benefit of creditors by or against Cinram or its parent, Cinram International, or the placement in the hands of a receiver, liquidator or trustee of a substantial portion the assets of Cinram or Cinram International; or

               (d) A Change in Control.

        11.2 TERMINATION BY CINRAM. Cinram, at its option and without any prejudice to any other rights it may have, may, by providing written notice, terminate this Agreement upon the occurrence of any of the following events:



                                      12.

               (a) The failure of MP3.com to cure a breach of any of its payment obligations under this Agreement during the fifteen (15) day period following receipt of written notice of such breach;

               (b) The failure of MP3.com to perform any material term, condition or covenant contained in this Agreement on its part to be performed or observed (other than a payment obligation), where such failure continues for a period of thirty (30) days after written notice of the failure to MP3.com; or

               (c) The filing of a voluntary or involuntary petition for bankruptcy, insolvency proceeding, liquidation or assignment for the benefit of creditors by or against MP3.com, or the placement in the hands of a receiver, liquidator or trustee of a substantial portion of MP3.com's assets.

        11.3 EFFECTS OF TERMINATION OR EXPIRATION.

               (a) Upon the termination of this Agreement by Cinram under
Section 11.2, Cinram will be entitled to all amounts owing to it under this Agreement and may hold the Products in its possession until all sums owed to Cinram by MP3.com pursuant to this Agreement are paid in full; provided, however, that MP3.com will be allowed to substitute collateral acceptable to Cinram in place of the Products in Cinram's possession.

               (b) Upon termination of this Agreement by MP3.com under Section 11.1, within the first two (2) years following the Effective Date, MP3.com will have the right to use any enhancements, improvements, trade secrets and know-how associated with the Equipment for MP3.com's internal operations.

               (c) Upon expiration or termination of this Agreement, except to the extent necessary for Cinram to comply with Section 11.3(d), Cinram will have no right to use the Content Software or any Improvements thereof, and all rights in and to the Content Software and any Improvements thereof will revert to MP3.com.

               (d) Upon receipt of notice of the termination of this Agreement by MP3.com pursuant to Section 11.1, Cinram hereby (i) agrees to continue to provide the Manufacturing Services and Fulfillment Services described in this Agreement to the extent requested by MP3.com for a period of up to 180 days (except to the extent Cinram is unable to perform such services pursuant to Section 16.1) and (ii) waives its rights to exclusivity under Section 3 for such 180-day period.

               (e) Except as reasonably necessary for MP3.com to exercise its rights under Section 11.3(b) or (d) or Section 4.2, within 30 days following the expiration or termination of this Agreement, each party will return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in its possession.

               (f) Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1, 4.1 (except as provided in Section 11.3(c)), 4.2 (first sentence only and except as provided in Section



                                      13.

11.3(c)), 5.5 (to the extent such warranty period extends beyond the date of expiration of termination), 7.5, 8.5, 8.6, 9, 11.3, 14, 15 and 16 will survive expiration or termination of this Agreement.

12.     REPRESENTATIONS AND WARRANTIES.

        12.1 MP3.COM AND CINRAM. MP3.com and Cinram each hereby represents and warrants to the other as follows:

               (a) It has the full authority and legal right to carry out the terms of this Agreement;

               (b) The terms of this Agreement will not violate the terms of any agreement, contract or other instrument to which it is a party and no consent or authorization of any other Third Party is required in order to enter into and carry out the terms of this Agreement;

               (c) It has taken all corporate and other action necessary to authorize the execution and delivery of this Agreement; and

               (d) This Agreement is a legal, valid and binding obligation of MP3.com and Cinram, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law.

        12.2 [***]

        12.3 CINRAM. Cinram hereby represents and warrants to MP3.com that Cinram's plant is protected by premises alarm systems governing human entry/exit points; motion detectors are in place in the ship staging and finished goods holding areas; photo I.D. or other security badges are required to be displayed by all staff, visitors and employees of any outside firm performing audit or inventory services; employees use controlled access to the premises; and full-time 24-hour security guards are on duty who monitor exterior perimeter and surrounding acreage, as well as random plant locations.

*** CONFIDENTIAL TREATMENT REQUESTED

                                      14.

        12.4 DISCLAIMER. Except as expressly set forth in this Agreement, neither party makes any representation and extends no warranty of any kind, either express or implied, including warranties as to merchantability or fitness for a particular purpose.

13.     INSURANCE.

        13.1 MP3.COM. MP3.com will, at its sole cost and expense maintain in force the following policies of insurance during the Term, with each such policy naming Cinram as an additional insured thereunder, providing that it will be the primary insurance with respect to the coverage provided thereunder and being underwritten insurance carriers reasonably acceptable to Cinram:

               (a) A policy of comprehensive general liability insurance (including, without limitation, product liability) insuring against claims of personal injury or property damage arising out of any Products or the use of any Products, with such policy having a minimum combined liability limit of not less than [***]; and

               (b) One or more policies of liability insurance insuring against advertising liability or trademark or service mark, patent or copyright infringement, with such policy or policies having a minimum combined liability limit of not less than [***].

        13.2 CINRAM. Cinram will, at its sole cost and expense maintain in force the following policies of insurance during the Term, with each such policy naming MP3.com as an additional insured thereunder and being underwritten by insurance carriers reasonably acceptable to MP3.com:

               (a) A policy of comprehensive general liability insurance (including, without limitation, product liability) insuring against claims of personal injury or property damage arising out of Cinram's performance of its obligations under this Agreement, or use of the Manufactured Products manufactured by Cinram hereunder, with such policy having a minimum combined liability limit of not less than [***].

14.     INDEMNITY.

        14.1 INDEMNITY BY MP3.COM. MP3.com will defend, indemnify and hold harmless Cinram and its respective directors, officers, employees, agents, distributors, customers, assignees and licensees (each a "Cinram Party") from and against any and all costs, claims, harm, damages, liabilities, losses and expenses (including, without limitation all reasonable attorneys' fees, professional fees and disbursements) of any and every nature and kind whatsoever (collectively, "Damages") actually incurred, suffered or sustained by any Cinram Party arising from, or otherwise attributable to, MP3.com's breach of or non-compliance with, any of its representations, warranties, covenants and agreements contained in or arising under the terms of this Agreement except to the extent that such Damages result from the gross negligence or willful misconduct of a Cinram Party.

        14.2 INDEMNITY BY CINRAM. Cinram will defend, indemnify and hold harmless MP3.com and its respective directors, officers, employees, agents, distributors, customers, assignees and licensees (each an "MP3.com Party") from and against any and all Damages actually incurred, suffered or sustained by any MP3.com Party arising from, or otherwise

*** CONFIDENTIAL TREATMENT REQUESTED

                                      15.

attributable to, Cinram's breach of or non-compliance with, any of its representations, warranties, covenants and agreements contained in or arising under the terms of this Agreement except to the extent that such Damages result from the gross negligence or willful misconduct of an MP3.com Party.

        14.3 INDEMNIFICATION PROCEDURES. No party will be required to indemnify another pursuant hereto unless the party seeking indemnification (the "Indemnitee") will, with reasonable promptness, provide the other party (the "Indemnitor") with copies of any claims or other documents received and will otherwise make available to the Indemnitor all material relevant information. The Indemnitor will have the right to defend any such claim at its expense, with counsel of its choosing, and the Indemnitee will have the right, at its expense, using counsel of its choosing, to join in the defense of any such claim. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data will not constitute a defense in whole or in part to any claim by the Indemnitee against the Indemnitor except to the extent that such failure by the Indemnitee will result in a material prejudice to the Indemnitor. Except as hereinafter provided, neither party will settle or compromise any such claim unless it will first obtain the written consent of the other, which will not be unreasonably withheld. The foregoing notwithstanding, if suit will have been instituted against the Indemnitee and the Indemnitor will have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend the same, the Indemnitee will have the right to defend the claim (without limiting the right of the Indemnitor to participate in the defense) and to charge the Indemnitor with the reasonable cost of any such defense, including reasonable attorneys' fees, and the Indemnitee will have the right, after notifying but without consulting the Indemnitor, to settle or compromise such claim on any terms reasonably approved by the Indemnitee. Fees of attorneys and other professionals and related costs will be payable as and when incurred. Neither party will have any liability to the other party under this Section 14 or otherwise except to the extent of any Damages in excess of any insurance proceeds actually paid with respect to such Damages.

        14.4 LIMITATION OF LIABILITY. Cinram will not be liable to any MP3.com Party, or to any Third Party claiming through any MP3.com Party, for loss, theft, disappearance, damage to or destruction of any Products to the extent caused by the negligence, gross negligence or willful misconduct of a person other than Cinram, its servants, agents or employees. Notwithstanding any other provision of this Agreement to the contrary, in no event shall either (i) Cinram be liable to any MP3.com Party or (ii) MP3.com be liable to any Cinram Party, in excess of [***] per claim hereunder, in either contract or tort, for any consequential, special, incidental or indirect damages, including, but not limited to, the loss of anticipated profits or goodwill, resulting from Cinram's or MP3.com's, as applicable, performance or nonperformance under this Agreement, even if Cinram or MP3.com, as applicable, has been advised of the possibility of such damages.

15. CONFIDENTIALITY; OWNERSHIP OF CUSTOMER INFORMATION. During the Term and for a period of five years thereafter, each party will maintain all Confidential Information of the other party as confidential and will not disclose any Confidential Information of the other party to any Third Party or use any Confidential Information of the other party for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing party will use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates,

*** CONFIDENTIAL TREATMENT REQUESTED

                                      16.

employees, agents, consultants and other representatives to accomplish the purposes of this Agreement so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of Confidential Information of the other party. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of Confidential Information of the other party. All customer information provided to Cinram under this Agreement will be deemed to be Confidential Information of MP3.com.

16.     GENERAL.

        16.1 FORCE MAJEURE.

               (a) Neither Cinram nor MP3.com shall be liable for failures or delays in delivery or in performance due to causes beyond its reasonable control, including but not limited to acts of God or civil or military authority, epidemics, war, riot, delays in transportation or shortages of transportation vehicles, strikes or labor stoppages. In the event of any such delay or failure, the party affected shall promptly notify the other party in writing and use all commercially reasonable efforts to overcome the event or circumstance causing the delay or failure as soon as practicable.

               (b) In the event of any delay or failure by Cinram pursuant to this Section 16.1, during such delay or failure MP3.com may take any steps deemed reasonably necessary by MP3.com to secure the services of a Third Party to replace the services previously provided by Cinram. MP3.com and Cinram acknowledge and agree that such services may continue for a reasonable period of time beyond the failure or delay.

        16.2 INDEPENDENT CONTRACTOR. Each party hereto is an independent contractor, and nothing contained herein will be deemed to create between the parties the relationship of partners or joint venturers, and no party will have any power to obligate any other party in any manner whatsoever, except as expressly provided herein.

        16.3 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent will not be unreasonably withheld); provided, however, that MP3.com may assign this Agreement and its rights and obligations hereunder without the consent of Cinram (a) in connection with the transfer or sale to a Third Party of all or substantially all of the business of MP3.com to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (b) to an Affiliate, provided, that such Third Party or Affiliate expressly agrees to be bound by all of the terms and conditions of this Agreement; provided, however, that in no event shall the assignment of its rights and obligations under this Agreement to any of its Affiliates relieve MP3.com of any obligations or liability hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Except



                                      17.

as otherwise specifically provided herein, this Agreement does not create, and will not be construed as creating, any rights enforceable by any Third Party.

        16.4 NOTICES. All notices, request, demands, waivers, consents and other communications hereunder will be in writing, will be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and will be deemed to have been duly given and to have become effective
(a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 5:00 p.m., local time, (b) one business day after having been delivered to an air courier for overnight delivery, or (c) three business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as will be given in writing by a party hereto):

        If to MP3.com:  MP3.com, Inc.
                        4790 Eastgate Mall
                        San Diego, CA 92121
                        Attn: Steven M. Przesmicki, Esq.
                        Director of Legal Affairs
                        Facsimile: (858) 623-7010
                        Email: przes@mp3.com

        If to Cinram:   Cinram, Inc.
                        3400 La Palma Avenue
                        Anaheim, CA 92806
                        Attn: David Rubenstein
                        President and CEO
                        Facsimile: (714) 238-7116
                        Email: daverubenstein@cinram.com

        Notwithstanding the foregoing, all notices, requests, demands or other communications delivered hereunder will only be effective if sent by facsimile, with confirmation of receipt, overnight courier or by registered or certified mail, and, with respect to notices required under Section 11 hereof, with copies to the following:

        If to MP3.com:  Frederick T. Muto, Esq.
                        Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                        San Diego, CA 92121-2128
                        Facsimile: (858) 453-3555

        If to Cinram:   Howard Z. Berman, Esq.
                        Ervin, Cohen & Jessup LLP
                        9401 Wilshire Blvd. 9th Floor
                        Beverly Hills, CA 90212
                        Facsimile: (310) 859-2325



                                      18.

        16.5 REMEDIES NOT EXCLUSIVE. Except as specifically provided for elsewhere in this Agreement, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

        16.6 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any agreements or instruments relating hereto or in connection herewith, or the transactions contemplated hereby or thereby, will at the request of any party be determined by binding arbitration before the American Arbitration Association (AAA) under their then-prevailing commercial arbitration rules. The arbitration will be held in San Diego County, California, unless the parties mutually select another venue, and judgment upon the arbitrator's award may be entered in any court having jurisdiction. Notwithstanding the foregoing, either party may seek equitable relief by court action, before or after instituting arbitration, including without limitation seeking and obtaining temporary restraining orders, injunctions, or other provisional or ancillary remedies, and the institution and maintenance of any such action will not constitute a waiver of the right to arbitrate the controversy or claim.

        16.7 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which signature will have the same force and effect as an original signature. Any party which delivers a facsimile signature will promptly thereafter deliver an originally executed signature to the other party(ies); provided, however, that the failure to deliver an original signature page will not affect the validity of any signature delivered by facsimile.

        16.8 GOVERNING LAW; VENUE. This Agreement will be governed by and construed, interpreted and enforced under the laws of the State of California. Subject to Section 16.5, all actions and proceedings arising in any manner out of or from this Agreement will be litigated only in courts within Orange County, California, and each party hereby consents and submits to the jurisdiction of any local, state or federal court located within said county and state, hereby irrevocably waiving any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding relating to this Agreement in said county and state and further irrevocably waiving any claim that said county and state is not a convenient forum of any such suit, action or proceeding.

        16.9 GENERAL. This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them representing the subject matter hereof. This Agreement may be modified only by an agreement in writing signed by all parties hereto. If any of the provisions of this Agreement are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, they will be deemed severable from, and will in no way affect the validity or enforceability of, the remaining provisions of this Agreement. Captions and section headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.




                                      19.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                       MP3.COM, INC.


                                       By:________________________________
                                       Name: Robin Richards
                                       Title: President COO


                                       CINRAM, INC.


                                       By:________________________________
                                       Name: David Rubenstein
                                       Title: President CEO












                MANUFACTURING AND FULFILLMENT SERVICES AGREEMENT

                                    EXHIBIT A

                   MANUFACTURED PRODUCTS; FULFILLMENT PRODUCTS


MANUFACTURED PRODUCTS

1.  DAM CDs

2.  Compilation CDs









FULFILLMENT PRODUCTS

None as of the Effective Date

                                    EXHIBIT B

                           SERVICES AND SERVICE LEVELS


[***]


*** CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT B-1

                           DEFAULT AND CURE PROVISIONS


[***]


*** CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

                               MANUFACTURING PLAN


[***]


*** CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D

                                 SPECIFICATIONS




[***]


*** CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT E

                       MANUFACTURING AND FULFILLMENT FEES


[***]


*** CONFIDENTIAL TREATMENT REQUESTED